Exhibit (a)(5)(iv)

Cedar Realty Trust Announces Final Results of Tender Offer

VIRGINIA BEACH, VA / ACCESS Newswire / January 30, 2025 / Cedar Realty Trust, Inc. (NYSE: CDRpB)(NYSE:CDRpC) (the “Company”) today announced the final results of its modified “Dutch auction” tender offer to repurchase up to an aggregate amount paid of $12.5 million of shares of its outstanding 6.50% Series C Cumulative Redeemable Preferred Stock (the “Series C Shares”) at a price per share not less than $13.75 and not greater than $15.75, which expired at 5:00 P.M., New York City time on January 28, 2025.

Based on the final count by Computershare Inc. (“Computershare”), the depositary for the tender offer, an aggregate of 645,276 Series C Shares were properly tendered and not properly withdrawn at or below the final purchase price of $15.75 per share. The Company accepted for purchase all Series C Shares that were properly tendered and not properly withdrawn. The Company will promptly pay for the shares accepted for purchase and return to tendering shareholders any shares tendered and not purchased.

The aggregate purchase price for the Series C Shares purchased in the tender offer is approximately $10.16 million, excluding fees and expenses relating to the tender offer. The shares purchased represent approximately 15.3% of the Company’s issued and outstanding Series C Shares as of January 30, 2025.

The Company may purchase additional Series C Shares in the future. The amount and timing of any such purchases depends on a number of factors, including the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments, if any, and periods in which the Company is restricted from repurchasing Series C Shares, as well as any decision to use cash for other strategic objectives. Under applicable law, the Company may not repurchase any additional Series C Shares until at least ten business days after the expiration of the tender offer.

For all questions relating to the tender offer, please call the information agent, Georgeson LLC, toll-free at (866) 735-3807; banks and brokers may call the depositary, Computershare Inc., at (800) 736-3001.

About Cedar Realty Trust, Inc.

Cedar Realty Trust, Inc., a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a Maryland corporation (taxed as a real estate investment trust) that focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. The Company’s portfolio comprises 16 properties, with approximately 2.4 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.whlr.us.

Contact Information:

Cedar Realty Trust, Inc.
(757) 627-9088

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “estimates”, “projects”, “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import, or the negative thereof. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.